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      As filed with the Securities and Exchange Commission on June 16, 2003
                              Commission File Nos.



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A
           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification submits the following information:

     Name:                             FKLA Variable Annuity Separate Account
     Address of Principal Office:      1600 McConnor Parkway, Scuamburg Illinois
                                       60196

     Telephone Number:                 (847) 874-4000

     Name and Address of agent         Debra P. Rezabek, Esq.
     for service of process:           1600 McConnor Parkway
                                       Schaumburg, Illinois 60196

                                   Copies To:

            Frank Julian, Esq.                        Joan E. Boros, Esq.
   Federal Kemper Life Assurance Company          Christopher S. Petito, Esq.
           1600 McConnor Parkway                        Jorden Burt LLP
        Schaumburg, Illinois  60196           1025 Thomas Jefferson Street, N.W.
                                                         Suite 400E
                                                    Washington, D.C. 20007

Check Approximate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X] NO [ ]

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act if 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on its behalf in the City of Schaumburg and the State of Illinois on the 12 day of June 2003.


                                   FKLA Variable Annuity Separate Account
                                   (Registrant)

                                   By: Federal Kemper Life Assurance Company
                                   (Sponsor)


Attest: /s/ Frank J. Julian        By: /s/ Debra P. Rezabek
        -------------------------      ----------------------------------
        Frank J. Julian,               Debra P. Rezabek,
        Senior Vice President          Exec. V.P. & Corporate Secretary